Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of The Singing Machine Company, Inc. on Form S-3 (Nos. 333-269183 and 333-259341) and Form S-8 (No. 333-268106) of our report dated April 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of The Singing Machine Company, Inc. as of December 31, 2023 and for the none month transition period from April 1, 2023 through December 31, 2023, which report is included in this Annual Report on Form 10-K of The Singing Machine Company, Inc. for the period from April 1, 2023 through December 31, 2023.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

April 15, 2024